                                                                    EXHIBIT 10.2

                                    AMENDMENT

        Amendment dated as of April 8, 1998 to the Employment Agreement dated as of January 26, 1997 between Bernard Cammarata ("Executive") and the TJX Companies, Inc. ("Employer") (the "Agreement").

        For valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree that the final two sentences of Section 3(c)(iii) of the Agreement are hereby amended in their entirety to read as follows:

        "Upon any other termination of employment the Options shall remain exercisable (to the extent they were exercisable immediately prior to such termination, taking into account any applicable accelerated vesting as described above) for a period equal to the lesser of (i) three months (six months, in the case of any Option granted after April 8, 1998), or
        (ii) the remainder of their original term, and then shall terminate. However, if Executive is terminated for Cause all the Options shall immediately terminate."

        Section 3(e) of the Agreement pertaining to MIP is amended as follows:

        "To the extent provided in Section 162(m) of the Code, the goals, scope and conditions of any award shall be established annually by the Committee. Subject to the foregoing, Executive shall be entitled to earn up to 75% of his Base Salary if the target established by the Committee is met and up to 150% of his Base Salary is such target is exceeded, with the payment potential ranging from 0% to 150% of Executive's Base Salary as established by the terms of the award."

        In witness whereof the parties have duly executed this amendment as of the date first above written.

                                            /s/ Bernard Cammarata
                                            ------------------------------------
                                            Bernard Cammarata


                                            THE TJX COMPANIES, INC.


                                            By: /s/ John Nelson
                                                --------------------------------
                                                 Title:

January 26, 1998



Mr. Bernard Cammarata
President and Chief Executive Officer
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA  01701

Re:  Employment Agreement
     --------------------

Dear Mr. Cammarata:

        Reference is made to the Employment Agreement dated as of January 26, 1997 between you and The TJX Companies, Inc. (the "Employment Agreement"). This letter sets forth certain clarifications and amendments to the terms of the Employment Agreement.

        1. Section 3(a) of the Employment Agreement (relating to the deferral of certain portions of the Base Salary payable to you) is hereby amended, effective as of the Effective Date of the Employment Agreement, by adding at the end thereof the following sentence: "Notwithstanding the foregoing, the parties acknowledge that for the fiscal year of the Company ending in 1998, $53,085.00 of that portion of Executive's Base Salary which is in excess of the Section 162(m) Current Salary Maximum has been deferred under the GDCP and only the balance of Executive's Base Salary in excess of the Section 162(m) Current Salary Maximum, commencing with amounts deferred as of May 23, 1997, shall be credited to the Account described at Section 9 below and paid out in accordance with Section 9(f) below."

        2. Section 9(a)(iii) of the Employment Agreement (relating to the crediting of your Deferred Stock award) is hereby amended, effective as of the Effective Date of the Employment Agreement, by substituting the words "date of execution of this Agreement" for the words "the date of this Agreement."

        3. Section 9(e) of the Employment Agreement (relating to the establishment of a so-called "rabbi trust") is hereby amended, effective as of the Effective Date of the Employment Agreement, by deleting the third sentence thereof (begins: "In the case of the credits...") and replacing it with the following sentence: "In the case of the credits described in (a)(ii) and
(a)(iii) above, the Company shall contribute cash in an amount not less than par value per share and shall instruct the trust to apply such cash to the purchase from the Company of shares of Stock equal in number to the shares to be credited under those clauses; and in the case of the credits described in (a)(i), (a)(iv) and (a)(v) above, the Company shall contribute cash in an amount equal to the amount to be credited (including any notional interest, if applicable, through the date of the contribution)."

        4. The definition of "Section 162(m) Current Salary Maximum" in Exhibit C of the Employment Agreement is hereby amended, effective as of the Effective Date of the Employment Agreement, by adding the words "and deferrals by Executive under any cafeteria plan as described at Section 125 of the Code."

        If you agree with the foregoing, please so indicate by signing the enclosed copy of this letter in the space indicated below and returning it to Mark Jacobson, Vice President, Human Services Director.


                                             THE TJX COMPANIES, INC.


                                             By: /s/ John Nelson
                                                 -------------------------


Agreed:

/s/ Bernard Cammarata
---------------------
Bernard Cammarata